Form 8-K, Exhibit 10.1

RESCISSION AGREEMENT

This Rescission Agreement ("Agreement") is entered into and effective as of November 17, 2008, by and between General Red International, Inc, a Texas corporation ("Company"), Xingping Hou ("Xingping Hou"), Xingguo General Red Navel Orange Preservation Company, Ltd. (“Xingguo”) and Xingguo General Fruits Development Company, Ltd. ("General Fruits"). All parties to this Agreement are hereinafter collectively referred to as “Parties”.

RECITALS

WHEREAS, on August 08, 2008, the Company entered five agreements (including a Consultation Agreement, an Operating Agreement, a Proxy Agreement, a Share Pledge Agreement, and an Option Agreement, collectively referred to as "Control Transaction Agreements”) with Xingguo, Xingping Hou and General Fruits.

WHEREAS, the Parties wish to rescind and nullify Control Transaction Agreements and the issuance of any shares of common stock that are issued to Xingping Hou pursuant to the Control Transaction Agreements.

NOW THEREFORE, the Parties agree as follows:

Section 1. Rescission. The Parties hereby agree that the Control Transaction Agreements entered on August 08, 2008, including a Consultation Agreement, an Operating Agreement, a Proxy Agreement, a Share Pledge Agreement, and an Option Agreement, are rescinded and nullified and are of no force and effect from the outset, effective on the date first written above. Any and all the shares of common stock of the Companythat are issued to Xingping Hou pursuant to the Control Transaction Agreements (“Stock”) are also cancelled and nullified.

Section 2. Return of Stock Certificates. Simultaneously with the execution of this Agreement Xingping Hou shall return to the Company the certificates representing any and all of the Stock of the Company, together with all necessary documentation to transfer legal title in the Stock back to the Company. Xingping Hou hereby disclaims any interest whatsoever in the Stock. Upon receipt of the certificates representing the Stock the Company shall direct its transfer agent to cancel the Stock from its books and records.

Section 3. Miscellaneous. This Agreement constitutes the entire agreements among the Parties with respect to the subject matter hereof and no modification or waiver shall be effective unless in writing and signed in writing by the party to be charged. This Agreement shall be binding upon and inure to the respective benefit of the parties hereto and their respective successors, heirs, assigns, executors, administrators and legal representatives. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which shall constitute one and the same agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provisions or rules which would cause the application of any law, rule or regulation other than the State of New York.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

By:  /s/  Xingping Hou

              Xingping Hou

President, Chairman of the Board

XINGGUO:

By:  /s/ Xingguo General Red Navel Orange Preservation Company, Ltd

 Xingguo General Red Navel Orange Preservation Company, Ltd.

XINGPING HOU

By:  /s/ Xingping Hou

 Xingping Hou

GENERAL FRUITS

By:  /s/  Xingguo General Fruits Development Company, Ltd.

  Xingguo General Fruits Development Company, Ltd.